Exhibit 10.38

PROMISSORY NOTE

Borrower:	Biolife4d Corporation	Lender:	Fifth Third Bank, National
	250 Parkway Drive, Suite 150		Association a federally chartered institution
	Lincolnshire, IL 60069		222 South Riverside Plaza Chicago, IL 60606

Principal Amount: $1,000,000.00	Date of Note: May 18, 2022

PROMISE TO PAY. Biolife4d Corporation (“Borrower”) promises to pay to Fifth Third Bank, National Association (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million & 00/100 Dollars ($1,000,000.00), together with interest on the unpaid principal balance from May 18, 2022, calculated as described in the “INTEREST CALCULATION METHOD” paragraph using an interest rate of 4.320%, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Borrower will pay this loan in one principal payment of $1,000,000.00 plus interest on May 18, 2023. This payment due on May 18, 2023, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning June 18, 2022, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to the following: first to past due accrued interest, then to past due principal, then to past due escrow, then to current accrued interest, then to current principal, then to current escrow, then to fees and Lender’s unpaid expenses (including collection costs), charges and advanced costs; however, Borrower agrees that Lender may apply payments in a different order in Lender’s reasonable discretion, including, without limitation, after a default by Borrower in Borrower’s obligation to pay this loan in full immediately upon Lender’s demand.

PARTIAL PAYMENT. Lender’s acceptance of a partial payment shall not constitute a waiver of Lender’s right to receive or demand the entire amount due.

DEFINITIONS. Capitalized terms used herein without other definition that are not otherwise defined herein shall have the meanings set forth in the Business Loan Agreement (or, if applicable, the Construction Loan Agreement) between Borrower and Lender.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

NOTE PROCESSING FEE. Lender may charge, and Borrower agrees to pay on the date of this Note, a note processing fee in an amount of $1,000.00.

RECEIPT OF PAYMENTS. All payments must be made in U.S. dollars and must be received by Lender at: Fifth

Third Bank, National Association

ATTN: Loan Payments

P.O. BOX 630337

CINCINNATI, OH 45263-0337

All payments must be received by Lender consistent with any written payment instructions provided by Lender.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Fifth Third Bank, National Association, ATTN: Loan Payments, P.O BOX 630337 Cincinnati, OH 45263.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 5.000 percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Loan No: 0906867635;New	PROMISSORY NOTE (Continued)	Page 2

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

WAIVER OF BORROWER. Each of Borrower, including, but not limited to, all co-makers and accommodation makers of this Note, hereby waives all suretyship defenses, including, but not limited to, all defenses based upon impairment of collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”).

COMPLIANCE WITH FEDERAL LAW. Borrower shall (a) ensure that Borrower, Guarantor or any related subsidiary is not and shall not be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with and or cause each subsidiary to comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Illinois without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Illinois.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Cook County, State of Illinois.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $50.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

Loan No: 0906867635;New	PROMISSORY NOTE (Continued)	Page 3

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOLIFE4D CORPORATION

By:	/s/ Steven R. Morris
Steven R. Morris, Chief Executive Officer of Biolife4d
Corporation

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